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                      ADVANCED LIGHTING TECHNOLOGIES, INC.
  EXHIBIT 12 -- STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (In thousands)


                                                                     YEAR ENDED JUNE 30,
                                           -----------------------------------------------------------------------
                                              2000           1999          1998           1997           1996
                                           ------------  -------------  ------------   ------------  -------------
Consolidated pretax income (loss)
     from continuing operations               $  2,588      $ (79,458)    $ (25,319)      $  9,801        $ 3,427
Interest expense                                14,314         13,889         3,818          1,513          1,548
Increase in value of warrants                        -              -             -              -          1,350
Interest portion of rent expense                   593            626           498            492            297
                                           ------------  -------------  ------------   ------------  -------------

         EARNINGS (LOSS)                      $ 17,495      $ (64,943)    $ (21,003)      $ 11,806        $ 6,622
                                           ============  =============  ============   ============  =============


Interest expense                              $ 14,314      $  13,889     $   3,818       $  1,513        $ 1,548
Increase in value of warrants                        -              -             -              -          1,350
Interest capitalized                               458            645         1,118            455             98
Interest portion of rent expense                   593            626           498            492            297
Preferred shares accretion                       1,796              -             -              -              -
                                           ------------  -------------  ------------   ------------  -------------

         FIXED CHARGES                        $ 17,161      $  15,160     $   5,434       $  2,460        $ 3,293
                                           ============  =============  ============   ============  =============


RATIO OF EARNINGS TO FIXED CHARGES                 1.0              -             -            4.8            2.0
                                           ============  =============  ============   ============  =============


For purposes of calculating the unaudited ratio of earnings to fixed charges, earnings consist of income (loss) from continuing operations before provision for income taxes plus fixed charges. Fixed charges consist of interest charges and amortization of debt issuance cost, whether expensed or capitalized, and that portion of rental expense that is representative of interest. Earnings were inadequate to cover fixed charge requirements by $80,103 in fiscal 1999 and by $26,347 in fiscal 1998.